EXHIBIT 99.1
     SUPPLEMENTAL AGREEEMENT OF AMERISTAR CASINOS, INC.


Ameristar Casinos, Inc. ("ACI") hereby agrees to furnish supplementally to the Securities and Exchange Commission a copy of any of the omitted exhibits and schedules to Exhibits10.1 and 10.2 to ACI's Quarterly Report on Form 10-Q dated August 13, 1999, relating to the ground leases at Ameristar Casino Council Bluffs. Each such Exhibit includes a list setting forth a description of the omitted exhibits and schedules.